Exhibit 99.2

MATEON’S PHASE 2 GLOBAL STUDY FOR OT-101/ TGF-β INHIBITOR AGAINST COVID-19 CLEARED FOR PATIENT ENROLLMENT IN ARGENTINA.

AGOURA HILLS, Calif., October 19, 2020 - Mateon Therapeutics, Inc. (“Mateon” or the “Company”) (OTCQB:MATN) announced today the receipt of approval from Republica Argentina – Poder Ejecutivo Nacional, the regulatory agency of Argentina, to initiate the Company’s Phase 2 clinical trial of OT-101, a TGF-β antisense, for the treatment of patients with mild to severe COVID-19 infection. Argentina now has the fifth highest tally of confirmed coronavirus cases worldwide, with the latest additions taking it past Colombia in a global ranking compiled by John Hopkins University.

This multi-center, double blind, randomized, placebo-control study will evaluate the safety and efficacy of OT-101 in combination with standard of care on two (2) patient cohorts – 1) mild or moderate disease, and 2) severe disease requiring mechanical ventilation or intubation. The study will enroll approximately 24 patients in Argentina with an aggregate total of 72 pts study wide. The primary efficacy endpoint is the proportion of subjects with clinical improvement score (measured by an 8-point World Health Organization [WHO] COVID-19 Clinical Improvement Ordinal Scale) as assessed by the Odds Ratio (OR) at Day 14.

“We believe this is a well-designed, comprehensive and thorough study that will address critical questions relative to the treatment of COVID-19 patients with OT-101 and nature of the disease itself,” said Dr. Anthony Maida, Chief Clinical Officer – Translational Medicine, Mateon Therapeutics. “This trial reflects our commitment to advancing our virology program.”

“There have been a series of setbacks in developing therapeutics against COVID-19. Last week the WHO Solidarity Therapeutics Trial of 11,266 participants across 30 countries reported that Remdesivir, Hydroxychloroquine, and Lopinavir/Ritonavir demonstrated “little or no effect” on death rates among hospitalized COVID-19 patients. [1]. This follows previous high-profile failures of Kevzara (sarilumab) and Actemra (tocilizumab) in their company sponsored phase 3 trials [2,3],” said Dr. Vuong Trieu, CEO of Mateon. “This leaves Dexamethasone as the only effective therapy against COVID-19 and highlights the importance of developing innovative therapeutics such as OT-101.”

References:

1)	https://healthpolicy-watch.news/much-touted-at-first-remdesivir-fails-to-reduce-covid-19-deaths-results-of-who-coordinated-solidarity-trial/
2)	Sanofi and Regeneron Pharmaceuticals, Inc. Sanofi and Regeneron provide update on Kevzara® (sarilumab) Phase 3 U.S. trial in COVID-19 patients. July 2, 2020. Press Release. https://www.sanofi.com/en/media-room/press-releases/2020/2020-07-02-22-30-00.
3)	Dearment A. Phase III study of Roche Anti-inflammatory drug in Covid-19 fails. MedCityNews. July 29, 2020. https://medcitynews.com/2020/07/phase-iii-study-of-roche-anti-inflammatory-drug-in-covid-19-fails/?rf=1.

About OT-101

OT-101 is an antisense againt the host TGF-β protein required for viral replication and its overexpression likely to cause the wide range of clinical symptoms associated with COVID-19 including Kawasaki syndrome (Fatih M. Uckun, Vuong Trieu. Targeting Transforming Growth Factor-beta for Treatment of COVID-19-associated Kawasaki Disease in Children. Clin Res Pediatr 2020; 3(1): 1-3) and acute respiratory distress syndrome (ARDS) (Fatih M. Uckun, Larn Hwang, Vuong Trieu. Selectively targeting TGF-β with Trabedersen/OT-101 in treatment of evolving and mild ARDS in COVID-19. Clin. Invest. (Lond.) 2020; 10(2), 167-176. DOI: 10.4172/ Clinical-Investigation.1000166.).

TGF-β is elevated in COVID-19 (Xiong Y. et al. Transcriptomic characteristics of bronchoalveolar lavage fluid and peripheral blood mononuclear cells in COVID-19 patients. Emerging Microbes & infections 2020; 9:1, 761-770, DOI: 10.1080/22221751.2020.1747363. Agrati C. et al. Expansion of myeloid-derived suppressor cells in patients with severe coronavirus disease (COVID-19). Cell Death & Differentiation 2020; https://doi.org/10.1038/s41418-020-0572-6.).

OT-101 is also being developed as an adjuvant for second generation COVID-19 vaccine. To avoid the two potential issues with 1st generation vaccine against COVID-19, we will be combining the 1st generation COVID-19 DNA vaccine with a TGF-β inhibitor (OT-101) to stimulate a strong immune response while suppressing the IgA class switching that could aggravate the disease through Kawasaki reaction- IgA vasculitis. The company is aggressively pursuing the development of this 2nd generation COVID-19 vaccine expecting that the 1st generation vaccines would not be fully effective and may not be sufficiently protective to counter the current pandemic.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic, which became a wholly owned subsidiary of Mateon, thereby creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer and infectious diseases. OT-101, the lead immuno-oncology drug candidate of Mateon/Oncotelic, is a first-in-class anti-TGF-βRNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. OT-101 also has activity against SARS-CoV-2. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Mateon has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi4503). For more information, please visit www.oncotelic.com and www.mateon.com.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on May 20, 2020 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com